                                                                     EXHIBIT 5.1

              [LETTERHEAD OF HOGAN & HARTSON L.L.P. APPEARS HERE]




                               November 24, 1997


Board of Directors
JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland  21046

Ladies and Gentlemen:

          This firm has acted as counsel to JP Foodservice, Inc., a Delaware corporation (the "Company"), in connection with its registration, pursuant to a registration statement on Form S-4 filed on or about the date hereof (the "Registration Statement"), of (i) 25,680,118 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company (the "Shares"), (ii) common stock purchase warrants with an aggregate exercise price of $3,496,002 evidencing the right to purchase shares of Common Stock (the "Warrants") and
(iii) an indeterminate number of shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). The Shares, the Warrants and the Warrant Shares are being offered in connection with the merger (the "Merger") of Rykoff-Sexton, Inc., a Delaware corporation ("Rykoff-Sexton"), with and into Hudson Acquisition Corp. ("Merger Sub"), a Delaware corporation that is a wholly owned subsidiary of the Company, as contemplated by the terms of the Agreement and Plan of Merger among the Company, Rykoff-Sexton and Merger Sub, dated as of June 30, 1997, as amended as of September 3, 1997 and as of November 5, 1997 (the "Merger Agreement").

          This opinion letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in
connection with such registration. For purposes of this opinion letter, we have examined copies of the following documents:

          1. An executed copy of the Registration Statement, which includes the Joint Proxy Statement/Prospectus of the Company and Rykoff-Sexton.

Board of Directors
JP Foodservice, Inc.
November 24, 1997
Page 2


          2. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          3. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect .

          4.  An executed copy of the Merger Agreement.

          5. The form of Common Stock Purchase Warrant expiring September 30, 2005 filed as an exhibit to the Registration Statement.

          6. Resolutions of the Board of Directors of the Company adopted on June 29, 1997, November 2, 1997 and November 17, 1997, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company or its subsidiaries. In our examination of the aforesaid certificates, records, and documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, and the authenticity, accuracy and completeness and conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the authenticity and accuracy of the foregoing certifications of corporate officers, on which we are relying, and have made no independent investigations thereof. This opinion letter is given in the context of the foregoing.

          This opinion letter is based as to matters of law solely on (i) the General Corporation Law of the State of Delaware and (ii) the contract law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York).

Board of Directors
JP Foodservice, Inc.
November 24, 1997
Page 3

We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a) Upon consummation of the Merger and the issuance and delivery of the Shares pursuant to the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

          (b) Upon consummation of the Merger and due execution and delivery of the Warrants by the Company, the Warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law); provided, however, that we express no opinion with respect to Sections 20.5 and 20.6 of the Warrants.

          (c) When issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

          The opinion expressed in paragraph (b) above shall be understood to mean only that if (i) there is a default in performance of an obligation, (ii) a failure to pay or other damage can be shown and (iii) the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this letter, and should not be quoted in whole or in part or

Board of Directors
JP Foodservice, Inc.
November 24, 1997
Page 4

otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to our firm in the Joint Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                    Very truly yours,



                                    /s/ HOGAN & HARTSON L.L.P.